UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) Dec. 3, 2015

Commission File Number	Exact Name of Registrant as Specified in its Charter; State of Incorporation; Address of Principal Executive Offices; and Telephone Number	IRS Employer Identification Number
001-3034	XCEL ENERGY INC.	41-0448030
(a Minnesota corporation)
414 Nicollet Mall
Minneapolis, Minnesota 55401
(612) 330-5500

001-03140	NORTHERN STATES POWER COMPANY	39-0508315
(a Wisconsin corporation)
1414 W. Hamilton Avenue
Eau Claire, Wisconsin 54701
(715) 737-2625

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

In May 2015, Northern States Power Company, a Wisconsin corporation (NSP-Wisconsin), and a wholly owned subsidiary of Xcel Energy Inc., filed a request with the Public Service Commission of Wisconsin (PSCW) to increase rates for electric and natural gas service effective Jan. 1, 2016. NSP-Wisconsin requested an overall increase in annual electric rates of $27.4 million, or 3.9 percent, and an increase in natural gas rates of $5.9 million, or 5.0 percent.

The rate filing is based on a 2016 forecast test year, a return on equity (ROE) of 10.2 percent, an equity ratio of 52.5 percent and a forecasted average net investment rate base of approximately $1.2 billion for the electric utility and $111.2 million for the natural gas utility.

In October 2015, the PSCW Staff and the intervenors filed their direct testimony in the case. The PSCW Staff recommended an electric rate increase of $10.4 million, or 1.5 percent and a gas rate increase of $3.0 million, or 2.5 percent, based on a ROE of 10.0 percent and an equity ratio of 52.5 percent.

On Dec. 3, 2015, the PSCW approved electric and natural gas rate increases of approximately $7.6 million, or 1.1 percent, and $4.2 million, or 3.6 percent, respectively, based on a 10.0 percent ROE and an equity ratio of 52.5 percent. The difference between the PSCW Staff's recommendation and the PSCW's approved electric rates is primarily attributable to a decrease in forecasted fuel and purchased power expense. Consistent with long-standing PSCW policy, these costs were updated prior to the PSCW's decision and reflect current market forecasts. As shown below, NSP-Wisconsin received approximately 65 percent of its non-fuel and purchased power portion of the requested electric rate increase.

The major components of the requested rate increases and the PSCW's approval are summarized as follows:

Electric Rate Request (Millions of Dollars)	NSP-Wisconsin Request	PSCW Staff Recommendation	PSCW Approval
Capital investments	$23.0	$13.5	$13.9
ROE & other capital structure adjustments	—	(3.6)	(3.8)
Generation and transmission expenses (excluding fuel and purchased power) (a)	37.2	42.7	42.7
Operating and maintenance (O&M) expenses	11.1	3.0	3.2
Sales forecast	(27.0)	(27.0)	(27.0)
Rate increase - non-fuel and purchased power	44.3	28.6	29.0
Rate reduction - fuel and purchased power	(16.9)	(18.2)	(21.4)
Total electric rate increase	$27.4	$10.4	$7.6

(a) Includes Interchange Agreement billings. The Interchange Agreement is a Federal Energy Regulatory Commission tariff under which NSP-Wisconsin and its affiliate, Northern States Power Company, a Minnesota corporation, own and operate a single integrated electric generation and transmission system and both companies pay a pro-rata share of system capital and operating costs. For financial reporting purposes, these expenses are included in O&M.

Natural Gas Rate Request (Millions of Dollars)	NSP-Wisconsin Request	PSCW Staff Recommendation	PSCW Approval
Capital investments	$3.7	$3.1	$3.7
ROE & other capital structure adjustments	—	(0.3)	(0.4)
O&M expenses	3.2	2.5	1.9
Environmental remediation expenses	2.9	2.9	2.9
Sales forecast	(3.9)	(5.2)	(3.9)
Total natural gas rate increase	$5.9	$3.0	$4.2

NSP-Wisconsin anticipates a final written order in late December, with new rates effective on Jan. 1, 2016.

Earnings Guidance

Xcel Energy reaffirms its 2015 ongoing earnings guidance of $2.05 to $2.15 per share and 2016 ongoing earnings guidance of $2.12 to $2.27 per share, assuming constructive outcomes in all regulatory proceedings.

Certain information discussed in this Current Report on Form 8-K is forward-looking information that involves risks, uncertainties and assumptions. Forward-looking information includes, among other information, the expected timing of the PSCW's final order and effective date of new rates, increases in revenue, interim rates, impact on customers, and other statements identified in this document by words such as “may,” “believe,” “expect,” “anticipate,” “would,” or “plan.” Forward-looking statements are subject to certain risks, uncertainties, and assumptions. Although Xcel Energy believes that its expectations are based on reasonable assumptions, any such statements may be influenced by factors that could cause actual outcomes and results to be materially different from those projected. Factors, in addition to those discussed in Xcel Energy’s and NSP-Wisconsin’s Annual Report on Form 10-K for the year ended Dec. 31, 2014, and subsequent securities filings, that could cause actual results to differ materially include: general economic conditions, including inflation rates, monetary fluctuations and their impact on capital expenditures and the ability of Xcel Energy Inc. and its subsidiaries (collectively, Xcel Energy) to obtain financing on favorable terms; business conditions in the energy industry; including the risk of a slow down in the U.S. economy or delay in growth recovery; trade, fiscal, taxation and environmental policies in areas where Xcel Energy and NSP-Wisconsin have a financial interest; customer business conditions; actions of credit rating agencies; competitive factors including the extent and timing of the entry of additional competition in the markets served by Xcel Energy and its subsidiaries; unusual weather; effects of geopolitical events, including war and acts of terrorism; cyber security threats and data security breaches; state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an impact on rates or have an impact on asset operation or ownership; or impose environmental compliance conditions; structures that affect the speed and degree to which competition enters the electric and natural gas markets; costs and other effects of legal and administrative proceedings, settlements, investigations and claims; financial or regulatory accounting policies imposed by regulatory bodies; outcomes of regulatory proceedings; availability of cost of capital; and employee work force factors. Forward-looking statements speak only as of the date they are made, and Xcel Energy expressly disclaims any obligation to update any forward-looking information.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dec. 4, 2015	Xcel Energy Inc. (a Minnesota corporation)
Northern States Power Company (a Wisconsin corporation)

/s/ TERESA S. MADDEN
Teresa S. Madden
Executive Vice President, Chief Financial Officer